Exhibit 99.2
Form of Notice of Withdrawal

American International Group, Inc.

Offer to Exchange
0.09867 Shares of Common Stock Plus $3.2702 in Cash
for Each Outstanding Equity Unit
consisting of a Corporate Unit
(CUSIP No. — 026874 115),
Up to an Aggregate of 74,480,000 Corporate Units

Pursuant to the Offer to Exchange Dated October 8, 2010

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 10, 2010 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

The undersigned acknowledges receipt of the Offer to Exchange dated October 8, 2010 (the “Offer”) of American International Group, Inc. (the “Company”), a Delaware corporation, for the offer (the “Exchange Offer”) to exchange 0.09867 shares of its common stock, par value $2.50 per share (the “Common Stock”), plus $3.2702 in cash (the “Cash Consideration”) for each validly tendered and accepted Corporate Unit, up to an aggregate of 74,480,000 Corporate Units (as adjusted), under the terms and conditions set forth in the Offer. All withdrawals of Corporate Units previously tendered in the Exchange Offer must comply with the procedures described in the Offer under “The Exchange Offer — Withdrawals of Tenders.”

The undersigned has identified in the table below the Corporate Units that it is withdrawing from the Exchange Offer:

Description of Corporate Units Withdrawn
Number of Corporate Units to be withdrawn:
Date(s) such Corporate Units were tendered:
TOTAL NUMBER OF CORPORATE UNITS WITHDRAWN:

* If any securities were tendered through The Depository Trust Company (DTC), please provide the DTC Participant Number. In the event that this form is used for withdrawals of Corporate Units delivered through DTC, this form should only be delivered by mail, fax or hand delivery if the undersigned needs to withdraw Corporate Units on the final day of the exchange offer and withdrawal through DTC is no longer available. Otherwise, the form of withdrawal should be delivered through a properly transmitted “Request Message” through DTC’s Automated Tender Offer Program.

You may transmit this Notice of Withdrawal to the Exchange Agent, Global Bondholder Services Corporation, at the address listed on the back of the Offer.

This notice of withdrawal must be signed below by the registered holder(s) of the Corporate Units tendered as its or their names appear on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted with the letter of transmittal used to tender such Corporate Units. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):

Account Number(s):

Signature(s):

Capacity (Full Title):

Address (including Zip Code):

Area Code and Telephone Number:

Tax Identification or Social Security No.:

Dated:          , 2010

DTC Participant Number (applicable for Corporate Units tendered through DTC only):

The Company will determine all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal in its sole discretion, and its determination shall be final and binding. None of the Company, the Dealer Manager, the Exchange Agent, the Information Agent (each as defined in the Offer) or any other person is under any duty to give notice of any defects or irregularities in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.

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